[West Marine Logo]
Exhibit 99.1

WEST MARINE, INC. CEO GEOFF EISENBERG TO STEP DOWN;
WILL RETAIN CEO POSITION UNTIL SUCCESSOR IS APPOINTED

WATSONVILLE, CA, April 3, 2012 – West Marine, Inc. (Nasdaq: WMAR) announced today that its president and chief executive officer, Geoff Eisenberg, plans to resign once a new president/CEO is appointed. Following a leadership transition period, Mr. Eisenberg, 59, will serve as a special advisor to the West Marine Board of Directors.

“On behalf of the Board of Directors, I thank Geoff for his dedicated, skilled, and effective leadership,” said Board chairman and company founder Randy Repass. “He led us from a difficult chapter in the company’s history, to where we find ourselves today; a very strong West Marine that is securely positioned for future growth. As the result of his leadership, along with the outstanding efforts of our 4,000-plus Associates, virtually every measure of financial and non-financial performance has significantly improved.”

Mr. Eisenberg, who served the company in various senior executive positions for much of the past 36 years, commented: “It has been an honor to lead West Marine. The progress we’ve made, on behalf of Customers, Associates, and Shareholders, has been realized because of the dedicated and professional performance of our remarkable team. Whether it’s the development of our brand, our culture, or our financials, collectively we’ve been able to earn very good results in the short term, while preparing for the long term. Now, I look forward to seeing my successor work to achieve an even higher level of success.”

West Marine has already initiated the search for a new CEO.  Mr. Repass noted that internal and external candidates would be considered.  “We have no specific timeframe in which to fill the position,” he said.  “The key is to find someone who can successfully build on the strong platform Geoff and the team have created.”

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 315 company-operated stores located in 38 states, Puerto Rico and Canada and three franchised stores located in Turkey. Our Direct-to-Customer division, which comprises our call center, direct mail and e-commerce channels, offers Customers over 75,000 products plus the convenience of exchanging catalog and e-commerce purchases at our Store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements that are predictive or express expectations that depend on future events or conditions. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include our ability to recruit a successor chief executive officer and to execute on our strategic growth strategies, as well as facts and assumptions underlying these expectations and projections, and the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 31, 2011. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

CONTACT:
West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229